UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 23, 2012

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On February 23, 2012, CPI Corp. (the "Company") approved a plan to close 346 underperforming PictureMe Portrait Studio® locations in Walmart stores. The Company will continue to operate its remaining 2,712 studios located in Walmart, Sears and Babies "R" Us stores. The decision to close these studio locations throughout the United States is the result of an in-depth analysis by the Company of its portfolio in an effort to focus resources in a manner that will generate the greatest long-term shareholder value. The Company expects to close these studio locations by approximately March 23, 2012. Company employees were notified of the studio closures today.

The Company expects to recognize total exit costs related to the studio closures of $2.8 million to $3.1 million, including cash charges associated with lease obligations and employee terminations of $1.8 million to $2.0 million and non-cash asset impairment charges of $1.0 million to $1.1 million in its first quarter of 2012. Future cash outflows associated with these charges are not expected to be significant subsequent to the first quarter of 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Executive Vice President, Finance
Chief Financial Officer and Treasurer
(Principal Financial Officer)

February 29, 2012